As filed with the Securities and Exchange Commission on March 14, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trulia, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7379	20-2958261
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

116 New Montgomery Street, Suite 300

San Francisco, California 94105

415.648.4358

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Flint

Chief Executive Officer

Trulia, Inc.

116 New Montgomery Street, Suite 300

San Francisco, California 94105

415.648.4358

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq. Rezwan D. Pavri, Esq. Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 650.493.9300	Scott Darling, Esq. Vice President & General Counsel Trulia, Inc. 116 New Montgomery Street, Suite 300 San Francisco, California 94105 415.648.4358	Richard A. Kline, Esq. Anthony J. McCusker, Esq. Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, California 94025 650.752.3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-187033

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, $0.00001 par value per share	1,104,811	$29.75	$32,868,128	$4,483.22

(1)	Represents only the additional number of shares being registered and includes 144,106 additional shares of common stock that the underwriters have the option to purchase. Does not include the securities that the registrant previously registered on the registration statement on Form S-1 (File No. 333-187033).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $164,340,750 on a registration statement on Form S-1 (File No. 333-187033), which was declared effective by the Securities and Exchange Commission on March 14, 2013. In accordance with Rule 462(b) under the Securities Act of 1933, as amended, an additional amount of securities having a proposed maximum aggregate offering price of $32,868,128 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

This registration statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

Trulia, Inc., a Delaware corporation (“Trulia”), is filing this registration statement with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended. This registration statement relates to the public offering of securities contemplated by the registration statement on Form S-1 (File No. 333-187033) originally filed on March 4, 2013, as amended, or the Prior Registration Statement, and which the Securities and Exchange Commission declared effective on March 14, 2013.

Trulia is filing this registration statement for the sole purpose of increasing by 1,104,811 shares the number of shares of its common stock, par value $0.00001 per share, to be registered for sale. The additional shares that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement, and all exhibits to the Prior Registration Statement, are hereby incorporated by reference into this registration statement.

The required opinions and consents are listed on the Exhibit Index attached hereto and are filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on March 14, 2013.

TRULIA, INC.

By:	/s/ Peter Flint
Peter Flint
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Flint Peter Flint	Chief Executive Officer and Director (Principal Executive Officer)	March 14, 2013

/s/ Prashant “Sean” Aggarwal Prashant “Sean” Aggarwal	Chief Financial Officer (Principal Accounting and Financial Officer)	March 14, 2013

* Erik Bardman	Director	March 14, 2013

* Sami Inkinen	Director	March 14, 2013

* Robert Moles	Director	March 14, 2013

* Theresia Gouw	Director	March 14, 2013

* Gregory Waldorf	Director	March 14, 2013

*By:	/s/ Prashant “Sean” Aggarwal
Prashant “Sean” Aggarwal Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-7 of the Registration Statement on Form S-1 (File No. 333-187033) filed on March 4, 2013).